                             EMPLOYMENT AGREEMENT

      THIS AGREEMENT is entered into as of this the 11th day of March, 1996, by and between SPECIALTY CARE NETWORK, INC., a Delaware corporation (the "Company"), and WILLIAM BEHRENS (the "Executive").

      WHEREAS, the Company is engaged in the business of managing physician practices in the musculoskeletal specialty and operating surgery centers serving that medical specialty; and

      WHEREAS, the Company desires to employ the Executive to devote full time to the business of the Company (including, without limitation, executive management of the Company) and to serve as the Executive Vice President of Practice Management of the Company beginning on or before July 15, 1996; and

      WHEREAS, the Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.

      NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                   SECTION 1
                         POSITION AND RESPONSIBILITIES

      Beginning on or before July 15, 1996, the Executive agrees to serve as Executive Vice President of Practice Management of the Company, performing such duties during the Term of this Employment Agreement for such compensation and subject to such terms and conditions as are hereinafter set forth.

                                   SECTION 2
                                TERM AND DUTIES

      2.1 Term; Extension. The term of this Employment Agreement (the "Term of this Employment Agreement") will commence as of the date upon which the Executive becomes a full-time employee of the Company in Denver, Colorado, which shall be no later than July 15, 1996. Subject to the terms herein contained, the Agreement shall have a term of five (5) years from the date the Executive begins full-time employment in with the Company in Denver, Colorado. On the fifth and each successive anniversary of the effective date of this Employment Agreement as set forth in the first paragraph hereof, the Term of this Employment Agreement shall be extended for an additional one (1) year period, unless either party gives the other party ninety (90) days prior written notice of such party's intent not to extend the Term of this Employment Agreement. Termination of the Executive's employment pursuant to this Employment Agreement shall be governed by Section 2.3 and Section 5 of this Employment Agreement.

      2.2 Duties. During the Term of this Employment Agreement, the Executive shall devote substantially all of his time and attention and best efforts during normal business hours to the Company's affairs. Specifically, the Executive shall have complete senior management authority and responsibility, commensurate with and customary for the person holding the office and position to which the Executive has contracted in this Agreement, with respect to the day to day operations and long term management of the Company, as well as implementation of the long range growth strategy of the Company, consistent with directions from the Board of Directors. He shall have full authority and responsibility, subject to the general direction, approval and control of the Board of Directors, for formulating policies and administering the Company in all respects. He shall have the authority to hire and fire Company personnel, to retain consultants when he deems necessary to implement the Company policies, to execute contracts on behalf of the Company in the ordinary course of business and to effect the growth strategy of the Company at the direction of the Board of Directors.

      2.3 Location. The duties of Executive shall be performed in Denver, Colorado and at such locations and places as may be directed by the Board. Notwithstanding the provisions of Section 5, in the event the Executive is not a full-time employee of the Company and relocated to Denver, Colorado by July 15, 1996, this Agreement shall automatically terminate and neither the Executive nor the Company shall have any obligations to the other, including any severance pay obligation which may be set forth in Section 5.

                                   SECTION 3
                           COMPENSATION AND BENEFITS

      3.1 Base Compensation. Upon the beginning of the Executive's full-time employment by the Company, which shall occur no later than July 15, 1996, the Company shall pay the Executive an annual base salary ("Base Salary") of $187,500 for the first year employment, $215,000 for the second year of employment and $250,000 for the third year of employment. The Base Salary for the fourth and fifth years of this Agreement shall be increased, but not decreased, to take into account increases in the cost of living from the third to fourth year of this Agreement and the fourth to fifth year of this Agreement. For purposes of determining such cost of living increases, the Company shall use the "All Urban Consumers - New Series" index for the respective years ended December 31, 1997, 1998 and 1999, respectively, and shall use $250,000 as the base level of compensation which shall be indexed. Base Salary shall be payable according to the customary payroll practices of the Company, subject to normal withholding, but in no event less frequently than once each month.

      3.2 Annual Incentive Awards. The Company will pay the Executive annual incentive compensation of up to 100% of his Base Salary based on performance targets established annually by the Board of Directors (the "Annual Incentive Compensation").

      3.3 Additional Benefits. The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites to which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and


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provisions of such plans or programs in accordance with program provisions.
These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, car allowance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including capital accumulation programs, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives. The Executive will be entitled to an annual paid vacation as established by the Board.

      3.4 Business Expenses. The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.

      3.5 Withholding. The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                   SECTION 4
           DEATH BENEFIT; DISABILITY COMPENSATION; KEY MAN INSURANCE

      4.1 Payment in Event of Death. In the event of the death of the Executive during the Term of this Employment Agreement, the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and incentive compensation which will be paid on a pro-rated basis for that year. The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement, other than "key man" life insurance benefits.

      4.2 Disability Compensation. In the event of disability of the Executive during the Term of this Employment Agreement, the Company will continue to pay the Executive according to the Compensation provisions of this Agreement during the period of his disability. In the event the disability continues for a period of three (3) months, the Company may terminate the employment of the Executive. Following such termination, the Company will continue to pay Executive's Base Salary for a period of six (6) months. In such case, all other compensation will cease except for earned but unpaid incentive compensation awards which would be payable on a pro-rated basis for the year in which the disability occurred, through the date of termination.

      4.3 Responsibilities in the Event of Disability. During the period the Executive is receiving the payments described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a


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benefit required as part of the Agreement, the Executive's obligation to provide information and assistance will end.



      4.4 Definition of Disability. The term "disability" will have the standard meaning as determined in the reasonable discretion of the Board.

      4.5 Key-Man Life Insurance. Upon request by the Company, the Executive agrees to cooperate with the Company in obtaining "key man" life insurance on the life of the Executive, with death benefits payable to the Company. Such cooperation shall include the submission by Executive to a medical examination and medical history.

                                   SECTION 5
                           TERMINATION OF EMPLOYMENT

      5.1 Termination Without Cause; Constructive Termination.

            (a) Without a Change in Control. If the Executive suffers a Termination Without Cause (hereinafter defined) or Constructive Termination (hereinafter defined) and there has not been a Change in Control (hereinafter defined) the Company will continue to pay the Executive his Base Salary as in effect at the time of the Termination Without Cause or Constructive Termination for the remaining term of this Employment Agreement after such termination. Earned but unpaid Base Salary and incentive compensation through the date of termination will be paid in a lump sum at such time. For six (6) months following such Termination Without Cause or Constructive Termination, the Company shall reimburse Executive for the cost of the Executive's major medical health insurance premiums as in effect at the date of termination. The exercisability of stock options granted to Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

            (b) Upon a Change in Control. If Executive suffers a Termination Without Cause or Constructive Termination upon a Change in Control, the Company will pay to the Executive in a lump sum upon such termination an amount equal to 300% of Executive's Base Salary as in effect at the time of the termination plus 300% of Executive's prior year Annual Incentive Compensation (the "Change in Control Severance Amount"), less the aggregate amount of all other payments or value received by the Executive on account of the Change in Control to the extent such additional payments or value would be considered in the computation of "Excess Parachute Payments" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, and regulations thereunder. In addition to the foregoing, earned but unpaid Base Salary and incentive compensation awards through the date of termination will be paid in a lump sum at the time of such termination. For six (6) months following such Termination Without Cause or Constructive Termination, the Company shall reimburse Executive for the cost of the Executive's major medical health insurance premiums as in effect at the date of termination. The exercisability of stock options granted to Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.


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      5.2 Termination With Cause. If the Executive suffers a Termination With


Cause, whether or not there has been a Change in Control, the Company will continue to pay the Executive his Base Salary as in effect at the time of the Termination With Cause for a period of sixty (60) days following the date of such Termination With Cause. No incentive compensation or other benefits will be paid or provided to the Executive after such Termination With Cause.

      5.3 Voluntary Termination. In the event of a Voluntary Termination by the Executive of his employment, the Company shall have no further obligation for salary or incentive compensation or benefits hereunder.

      5.4 Reimbursement of Excess Payment. In the event that all or any portion of the Change in Control Severance Amount paid to Executive is disallowed by the Internal Revenue Service as a deductible expense of the Company on grounds that it does not constitute a "reasonable allowance," Executive agrees to reimburse the Company to the extent of the disallowed amount within thirty (30) days after the Company has notified Executive of the disallowed amount. Any amounts owed to the Company by Executive pursuant to this Section 5.4 but unpaid after the aforementioned thirty day period shall bear interest at a rate equal to the commercial base rate of interest established from time to time by First Tennessee Bank, N.A., Memphis, Tennessee.

      5.5 Definitions. For this Agreement, the following terms have the following meanings:

      (a) "Change in Control" means any transaction pursuant to which (a) the Company merges with another corporation or other entity and is not the surviving entity, (b) substantially all of the Company's assets are sold to persons or entities not affiliated with the Company, (c) shares of Common Stock of the Company are issued or acquired by persons or entities not affiliated with the Company, who, acting as a group, have the voting power to change the composition of the Board of Directors of the Company, or (d) any other transaction of a similar nature to the foregoing. For purposes of determining whether or not any termination of the Executive's employment was upon a Change in Control, it shall be presumed that any termination within 12 months after consummation of any transaction described above was "upon a Change in Control."

      (b) "Constructive Termination" means termination of the Executive's employment by the Executive (i) from a declined reassignment of a job that is not the equivalent of his then current position as set forth herein (in responsibility, compensation or geographic area of service, or (ii) on account of conduct by the Company or the Board that constitutes continuous and material interference by the Company or the Board with the Executive's performance of his duties as set forth in Section 2 hereof or the intentional or material breach by the Company of this Agreement. The Executive shall have a period of one (1) year after termination of his employment to assert against the Company that he suffered a Constructive Termination, and after the expiration of such one year period, the Executive shall be deemed to have irrevocable waived the right to such assertion.


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      (c) "Termination With Cause" means (a) any illegal or dishonest conduct which adversely affects or may adversely affect the reputation, goodwill, or business position of the Company or which involves Company funds or assets; (b) any intentional or material damage to property or business of the Company; (c) theft embezzlement or misappropriation of Company property; or (d) the willful failure of employee to carry out his duties as an employee of the Company.

      (d) "Termination Without Cause" means termination of the Executive's employment by the Company (a) other than due to resignation by Executive, death, disability, Termination With Cause or (b) upon expiration of the Term of this Employment Agreement as a result of the giving of notice by the Company of its intent not to extend the Term of this Employment Agreement as provided in Section 2.1.

                                   SECTION 6
                     OTHER DUTIES OF THE EXECUTIVE DURING
                AND AFTER THE TERM OF THIS EMPLOYMENT AGREEMENT

      6.1 Additional Information. The Executive will, with reasonable notice during or after the Term of this Employment Agreement, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

      6.2 Confidentiality. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Term of this Employment Agreement or after, except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

      6.3 Noncompetition.

            (a) Voluntary Termination; Termination With Cause. In the event the Executive suffers a Voluntary Termination or a Termination With Cause and there has not been a Change in Control, the Executive will not Compete (hereinafter defined) with the Company for a period of time equal to the remaining Term of this Employment Agreement (as if this Employment Agreement had not been terminated). If the Executive suffers a Voluntary Termination or a Termination With Cause




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and there has been a Change in Control, the Executive will not Compete with the
Company for a period of one (1) year after the date of such termination.

            (b) Termination Without Cause; Constructive Termination. In the event the Executive suffers a Termination Without Cause or a Constructive Termination and there has not been a Change in Control, the Executive will not Compete with the Company for a period of time equal to the remaining Term of this Employment Agreement (as if this Employment Agreement had not been terminated). If the Executive suffers a Termination Without Cause or a Constructive Termination and there has been a Change in Control, then the provisions in this Section 6 restraining competition shall not apply and the Executive shall be free to Compete with the Company immediately after such termination.

            (c) Definition of "Compete" with the Company. For the purposes of this Section 6, the term "Compete with the Company" means action by the Executive, direct or indirect, for his own account or for the account of others, either as an officer, director, stockholder, owner, partner, member, promoter, employee, consultant, advisor, agent, manager, creditor or in any other capacity, resulting in the Executive having any pecuniary interest, legal or equitable ownership, or other financial or non-financial interest, in any corporation, business trust, partnership, limited liability company, proprietorship or other business or professional enterprise that provides management services to medical practices within the musculoskeletal specialty or such other specialties practiced by any medical practice contracted to provide management services at the time of termination of employment; provided, however, that the term "Compete with the Company" shall not include ownership (without any more extensive relationship) of a less than 5% interest in any publicly-held corporation or other business entity.

            (d) Reasonableness of Scope and Duration; Remedies. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 6 would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section 6 without being required to prove damages or furnish any bond or other security.

                                   SECTION 7
                    CONSOLIDATION, MERGER OR SALE OF ASSETS

      Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a Consolidation, Merger or Sale of Assets, the term "the Company" as used will mean the other corporation and this Agreement shall continue in full force and effect. This Section 7 is not intended to modify or limit the rights of the Executive hereunder.




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                                   SECTION 8
                                 MISCELLANEOUS

      8.1 Entire Agreement. This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

      8.2 Amendment; Waiver. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

      8.3 Severability; Modification of Covenant. Should any part of this Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Agreement has been originally executed without including the invalid part. Should any covenant of this Agreement be unenforceable because of its geographic scope or term, its geographic scope or term shall be modified to such extent as may be necessary to render such covenant enforceable.

      8.4 Effect of Captions. Titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision thereof.

      8.5 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.6 Governing Law; Arbitration. This Agreement has been executed and delivered in the State of Colorado and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any dispute among the parties hereto shall be settled by arbitration in Denver, Colorado in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. All provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by and binding upon each party. Each party hereto agrees that the remedy at law of the other for any actual or threatened breach of this Agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or order as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover together with reasonable expenses of litigation, including attorney's fees incurred in connection therewith, as may be approved by such court.




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      8.7 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

      (i) If to the Company, at its headquarters, or at such other address as may have been furnished to the Executive by the Company in writing; or

      (ii) If to the Executive, at his personal residence, or such other address as may have been furnished to the Company by the Executive in writing.

      8.8 Binding Agreement. This Agreement shall be binding on the parties' successors, heirs and assigns.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                          SPECIALTY CARE NETWORK, INC.


                                          By:________________________________
                                                Kerry R. Hicks, President

                                          EXECUTIVE:


                                          ___________________________________
                                          WILLIAM BEHRENS


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